Exhibit 3.2

Amended & Restated

Articles of Incorporation Of

Nocera, Inc.

The original name of the corporation is Nocera, Inc., and it was originally incorporated on February 1st, 2002. Pursuant to the Nevada Revised Statutes, Title 7, Chapter 78 the Articles of Incorporation of Nocera, Inc. are hereby amended and restated as follows:

Article I

The name of the corporation is: Nocera, Inc.

Article II

The period of the corporation’s duration shall be perpetual.

Article III

The corporation shall at all times maintain a Registered Agent within the State of Nevada. The resident agent of the corporation is Okoboji Enterprises Corporation, 3145 East Warm Sprints St., Suite # 200, Las Vegas, NV. 89120.

Article IV

The purpose for which the corporation is organized is to conduct any and all lawful business for which a corporation can be organized pursuant to the Nevada Revised Statute.

Article V

The corporation is hereby authorized to issue one class of stock. The class shall be common shares, for which 200 Million (200,000,000) shares are hereby authorized.

Article VI

The corporation’s Common Stock shall have a par value of $0.001/share.

Article VII

The members of the governing board of this corporation shall be called directors. Directors need not be Shareholders of this corporation, nor residents of the State of Nevada. The number of Directors may from time to time be increased or decreased in such manner as shall be provided for the by the ByLaws of the corporation.

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Amended & Restated

Articles of Incorporation Of

Nocera, Inc.

Article VIII

The Directors shall have the power to make and to alter or amend the ByLaws; or to take any other action provided by the Nevada Revised Statute, Title 7, Chapter 78.

Article IX

The corporation does indemnify any directors, officers, employees, incorporators, and shareholders of the corporation from any liability regarding the corporation and the business of the corporation, unless the person fraudulently and intentionally violated the law and/or maliciously conducts acts to damage and/or defraud the corporation, or as otherwise provided under applicable state corporate statute.

Article X

Upon the dissolution of the corporation, the assets of the corporation shall be distributed by the Board of Directors according to the applicable State statute. Further provisions regarding the distribution of upon dissolution shall be stated in the corporation’s ByLaws.

Article XI

The mailing address of the corporation is: % Coral Capital Partners, Inc., 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339.

Article XI

The corporation reserves the right to amend and repeal any provision contained within the Articles of Incorporation in the manner prescribed by the laws of the State of Nevada.

I, THE UNDERSIGNED, for the purpose of amending and restating these Articles of Incorporation of Nocera, Inc. under the laws of the State of Nevada, do make and record these Amended and Restated Articles of Incorporation and do certify the facts herein are true, and I have accordingly hereunto set my hand.

Dated: June 29, 2017

Erik S. Nelson, President

Member of the Board of Directors

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